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                                   Exhibit F

                             APPOINTMENT OF PROXY

          The undersigned trustees of the William B. King Stock Trust (the "Trust") hereby appoint Peter J. King (the "Proxy") with the power to represent the undersigned and to vote, to the extent set forth herein, the Three Hundred Thousand (300,000) shares of the capital stock of Sunrise Resources, Inc., a Minnesota corporation (the "Corporation") owned by the Trust (the "Trust Shares"), which are not subject to that certain Voting Trust Agreement dated September 26, 1996, between Peter J. King and certain trusts, including the Trust (the "Voting Trust").

                               I.  Voting Power
                                   ------------

          The Proxy shall have the power to represent the undersigned and to vote the Trust Shares on matters which may come before the shareholders of the Corporation at any shareholder's meeting other than with respect to any of the following Corporate Actions:

     (a) any amendment of the articles of the Corporation that materially and adversely affects the rights or preferences of the Trust Shares;

     (b) any disposition of all or substantially all of the property and assets of the Corporation;

     (c) a plan of exchange to which the Corporation is a party and pursuant to which the Trust Shares will be acquired by the acquiring corporation.

                               II.  Termination
                                    -----------

          This appointment of proxy shall terminate on December 31, 2007, or such earlier time as (i) the Proxy shall have resigned as Proxy or died, or (ii) this appointment is revoked pursuant to Section III hereof.

                               III.  Revocation
                                     ----------

          This appointment of proxy is not coupled with an interest and shall be terminable at will by William B. King in his sole discretion by filing written notice of such termination with an officer of the corporation. Such termination shall be effective when filed.


          By execution of this appointment of proxy in his capacity as trustee of the Trust, Stephen D. Higgins hereby exercises his authority under the Trust to give William B. King power to act alone with respect to termination of this appointment of proxy.
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Date: September 26, 1996                     WILLIAM B. KING STOCK TRUST:


                                             /s/ William B. King
                                             ----------------------------
                                             William B. King, Trustee


                                             /s/ Stephen D. Higgins
                                             ----------------------------
                                             Stephen D. Higgins, Trustee